INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL REPORTS
SALES AND EARNINGS FOR THE THIRD QUARTER OF 2004

St. Louis, Missouri, October 27, 2004 — Furniture Brands International (NYSE:FBN) announced today its financial results for the third quarter and first nine months of 2004.

Operating Results – Third Quarter

Net sales for the third quarter of 2004 were $557.8 million, essentially unchanged from the $557.4 million reported for the third quarter of 2003. Net earnings for the third quarter were $19.4 million as compared to $19.3 million in the third quarter of last year. Diluted net earnings per common share for the third quarter were $0.36 as compared to $0.34 in the third quarter of last year, an increase of 5.9%, driven primarily by the decrease in average diluted common shares outstanding arising out of the Company’s share repurchase program.

Included in the 2004 third quarter net earnings were restructuring and asset impairment charges totaling $1.1 million ($1.6 million before income tax benefits) or $0.02 per diluted common share attributable to the closing of a Henredon case goods plant in Spruce Pine, North Carolina, as announced by Henredon in September. The Company’s previous earnings guidance in the range of $0.36 to $0.38 per share did not include the effect of these charges. The 2003 net earnings were negatively impacted by restructuring charges of $1.4 million ($2.2 million before income tax benefits) or $0.02 per diluted common share.

Operating Results – Nine Months

Net sales for the first nine months of 2004 were $1,792.0 million, compared with $1,750.9 million in the first nine months of 2003, an increase of 2.3%. Net earnings for the nine months were $69.2 million as compared to $72.0 million in the first nine months of 2003, a decrease of 3.8%. Diluted net earnings per common share were $1.24 for the nine months as compared to $1.28 in the first nine months of 2003.

Included in the 2004 nine months net earnings were restructuring and asset impairment charges totaling $4.4 million ($6.9 million before income tax benefits) or $0.08 per diluted common share, as well as a $0.09 charge related to the loss of collectibility of the receivable due from Breuners Home Furnishings Corporation, which filed for bankruptcy protection in July of this year. The 2003 nine months net earnings included $0.05 in restructuring charges.

Management Comments

W. G. (Mickey) Holliman, Chairman and Chief Executive Officer, commented: “We saw positive order trends at our upper-end companies (Thomasville, Henredon, Drexel Heritage, and Maitland-Smith) through the first half of this year, offset largely by negative trends at our middle-price companies (Broyhill and Lane). During the third quarter, and particularly in September, the strength at the upper-end companies moderated somewhat. As a result, sales for the first nine months of the year were only modestly above those of the comparable period last year. We expect these inconsistent business patterns to continue until distractions and uncertainties associated with the upcoming elections, the high price of oil, the hostilities in the Middle East, and fluctuations in the stock market are resolved. While forward visibility is still limited, we continue to believe a more stable economic and political environment will lead to an increase in consumer spending patterns.

“As expected, we generated positive cash flow from operations during the third quarter,” Mr. Holliman continued. “As a result, we repurchased just over 1.1 million shares of our common stock at an average cost of $23.03 per share. In the first nine months of 2004, we have spent $76.8 million to repurchase 2.9 million shares at an average cost of $26.18 per share. We expect to remain in the market buying stock on an opportunistic basis using available free cash flow. Our long-term debt, at about $300 million, remains at its target level.”

Outlook

Mr. Holliman concluded, “We have reduced our sales expectations for the fourth quarter to reflect the current weakness in incoming orders. We now expect sales to be down in the 3%-4% range in the fourth quarter compared to the same period of 2003, and diluted net earnings per common share to be in the $0.36 to $0.40 range, which includes the effect of approximately $0.02 per diluted common share in restructuring costs attributable to the closing of Henredon’s Spruce Pine plant. As has been our practice, we will provide an update on our fourth quarter expectation in early December.”

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry – Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company’s expected earnings per share, the prospects for the overall business environment, and other statements containing the words “expects,” “anticipates,” “estimates,” “believes,” and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company’s success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company’s public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the fourth quarter of 2004 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

A conference call will be held to discuss the third quarter results at 7:30 a.m. (Central Time) on October 28, 2004. The call can be accessed at www.streetevents.com, or on the company’s website at www.furniturebrands.com.

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED OPERATING RESULTS
(Dollars in thousands except per share)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Net sales	$557,790	$557,420	$1,792,003	$1,750,876
Costs and expenses:
Cost of operations	403,020	407,746	1,287,633	1,264,802
Selling, general and administrative expenses	110,130	102,581	349,018	322,183
Depreciation and amortization	11,707	12,477	36,930	37,995
Earnings from operations	32,933	34,616	118,422	125,896

Interest expense	3,472	4,707	12,332	14,632
Other income, net	616	474	1,790	2,202
Earnings before income tax expense	30,077	30,383	107,880	113,466
Income tax expense	10,654	11,038	38,646	41,505
Net earnings	$19,423	$19,345	$69,234	$71,961

Net earnings per common share (diluted)	$0.36	$0.34	$1.24	$1.28

Average diluted common shares
outstanding (in thousands)	54,339	56,425	55,784	56,197

FURNITURE BRANDS INTERNATIONAL

CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2004	2003
Assets

Current assets:
Cash and cash equivalents	$60,436	$71,668
Receivables, net	368,319	366,448
Inventories	459,014	414,684
Prepaid expenses and other current assets	35,500	33,252
Total current assets	923,269	886,052
Property, plant and equipment, net	289,830	310,563
Intangible assets	353,460	353,460
Other assets	34,081	28,184
	$1,600,640	$1,578,259

Liabilities and Shareholders’ Equity

Current liabilities:
Accrued interest expense	$720	$1,992
Accounts payable and other accrued expenses	218,538	180,827
Total current liabilities	219,258	182,819
Long-term debt	302,400	303,200
Other long-term liabilities	121,224	125,338

Shareholders’ equity	957,758	966,902
	$1,600,640	$1,578,259